Exhibit 99.1

PFSweb Acquires eCommerce System Integrator REV Solutions

- Acquisition Enhances Demandware Practice and Broadens Portfolio of Technology Services with Addition of Oracle ATG -

Allen, TX – September 4, 2014 – PFSweb, Inc. (NASDAQ: PFSW), a global provider of end-to-end eCommerce solutions, has completed the acquisition of REV Solutions (REV), an eCommerce system integrator.

REV Solutions is an eCommerce solutions provider enabling retailers, manufacturers and suppliers around the world to optimize the customer experience across multiple sales channels. Offering a unique blend of retail experience, implementation methodology and operations in the U.S. and India, REV delivers eCommerce technical design, development and support services with the value, speed to market and world-class expertise the marketplace demands. Founded in 2007 by Steven Stephan, REV is partnered with two of the most iconic software platforms in the marketplace, Oracle and Demandware.

REV employs approximately 135 employees, including over 100 employees in India, and is expected to have approximately $7 million of revenue in calendar year 2014. PFSweb expects the transaction to be accretive to its Adjusted EBITDA performance.

As a result of the acquisition, PFSweb has increased its 2014 service fee equivalent revenue guidance to range between $129 million and $135 million, up from $127 million to $133 million. The company also reiterates its 2014 Adjusted EBITDA outlook to range between $12 million and $14 million.

“REV enhances our technology service offering in multiple ways, and represents the initiation of our stated strategy of accelerating growth in our higher margin professional services segment by expanding these service offerings,” said Michael Willoughby, CEO of PFSweb.

PFSweb’s Demandware practice is now augmented by REV’s expert team of Demandware ‘Implementation Certified’ developers as well as their experienced eCommerce thought leaders and advanced development methodologies. REV also diversifies PFSweb’s portfolio of technology capabilities with the addition of support for Oracle ATG.

“Support for Oracle ATG provides the opportunity to extend our end-to-end offering into an exciting new global target market,” continued Willoughby, “and it enables us to better support our current clients using the Oracle platform.

“Complementing our offshore strategy in Manila, REV’s extensive development resources in India will allow us to minimize implementation support costs and improve our competitive position against other end-to-end providers and pure-play system integrators. As we begin to leverage our new joint capabilities with REV and their strong management team, we will build upon this momentum and continue to explore additional strategic opportunities for growth through acquisition. We will now have more than 300 IT professionals combined on a worldwide basis.”

In conjunction with the transaction, REV will become a wholly owned subsidiary of PFSweb, and will operate under the name REV, a PFSweb Company.

Steven Stephan, President of REV Solutions stated, “The REV team is very excited to become a part of the PFSweb solution. We look forward to extending the leverage of our capabilities to a broader set of clients, while enabling access for our existing clients to a wider range of services within the PFSweb end-to-end solution.”

For more information on REV Solutions, please visit the company’s website at www.revsolutionsinc.com.

About PFSweb Inc.

PFSweb (NASDAQ: PFSW) is a global provider of end-to-end eCommerce solutions including digital agency and marketing services, technology development services, business process outsourcing services and a complete omni-channel technology ecosystem. The company provides these solutions and services to major brand names and other companies seeking to optimize every customer experience and enhance their traditional and online business channels, which include both direct-to-consumer and business-to-business sales channels. PFSweb supports organizations across various industries, including Procter & Gamble, L’Oreal, LEGO, Columbia Sportswear, Ricoh, Roots Canada Ltd., Diageo, BCBGMAXAZRIA, T.J. Maxx, the United States Mint, and many more. PFSweb is headquartered in Allen, TX with additional locations in Tennessee, Mississippi, Minnesota, Canada, Belgium, India and the Philippines. For more information, please visit www.pfsweb.com or download the free PFSweb IR App on your iPhone, iPad or Android device.

Non-GAAP Financial Measures

This news release contains certain non-GAAP measures, including adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) and service fee equivalent revenue.

Adjusted EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization without the effect of stock-based compensation and acquisition related costs. Service fee equivalent revenue represents service fee revenue plus the gross profit earned on product revenue.

Adjusted EBITDA and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of Adjusted EBITDA eliminates the effect of stock-based compensation, acquisition related costs and the effect of financing, income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

PFSweb believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements

The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s Annual Report on Form 10-K for the year ended December 31, 2013 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual Report of the Company and the Risk Factors described therein. PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Investor Relations:

Liolios Group, Inc.

Cody Slach or Sean Mansouri

Tel 1-949-574-3860

PFSW@liolios.com